Exhibit 23.4

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We  have  issued  our  report  dated  April  28,  2000   accompanying   the
consolidated financial statements of Computer Equity Corporation and Subsidiaries for the years ended February 28, 1999 and February 29, 2000, included in Applied Digital Solutions, Inc.'s (formerly Applied Cellular Technology, Inc.) Amendment No. 1 dated September 11, 2000 to Form 8-K dated July 14, 2000. We consent to the incorporation by reference in Post-Effective Amendment No. 3 on Form S-3 to the Registration Statement on Form S-4 (File No. 333-38420-02) of Applied Digital Solutions, Inc. of the aforementioned report and to the use of our name as it appears under the caption "Experts."


                                        /S/ GRANT THORNTON LLP
                                       -----------------------

Grant Thornton LLP
Vienna, Virginia
September 28, 2000